Exhibit 3.14

ARTICLES OF INCORPORATION

OF

TITLEMAX OF VALDOSTA, INC.

1.

The name of the Corporation is TITLEMAX OF VALDOSTA, INC.

2.

The Corporation shall have perpetual duration.

3.

The object of said Corporation is pecuniary gain and profit, and it has elected to be created and governed by, under and pursuant to the Georgia Business Corporation Code, O.C.G.A. §14-2-101 et. seq.

4.

The general nature of the business or businesses to be transacted is as follows:

(A) To lend money on security of personal property deposited with the corporation or left in pawn; to accept goods as security for the payment of debt or engagement; to accept the delivery of personal property in pledge or as security for a debt or a sum borrowed; to engage in the business of lending money on deposit or pledges of personal property or other valuable things, other than securities or printed evidences of indebtedness; to engage in the business of purchasing personal property, or choses in action, or other valuable things, and selling or agreeing to sell the same back to the seller at a price other than the original price of purchase; to engage in the business of purchasing personal property in conjunction with such pawn or pledge or as aforestated for the purpose of selling such property, and to carry on any activity related or connected therewith as the corporation deems appropriate.

(B) To engage in the business of the accumulation and lending of money, by lending the capital of the company and such other funds as it may, from time to time, lawfully acquire from various borrowers upon such personal security or security of personal property as may be agreed upon between the corporation and borrowers, and by re-lending in like manner the funds arising from such loans when paid.

(C) To purchase, lease, or otherwise acquire by bequest, devise, gift, or other means, and to hold, own, manage, develop, mortgage, hypothecate, deed in trust, sell, convey, exchange option, subdivide, or otherwise dispose of, real and personal property of every class and description, and in any estate or interest therein, as may be necessary or convenient, for the proper conduct of the affairs of the corporation, without limitation as to amount or value, and in any of the states, districts, or territories of the United States, and in any and all foreign countries, subject to the laws of any of such states, districts, territories or countries.

(D) To take, buy, exchange, lease or otherwise acquire real or personal property, and any interest or right therein, and to hold, own, operate, control, maintain, manage, and develop such property and interest in any manner that may be necessary, useful, or advantageous for the purpose of this Corporation.

(E) To erect, construct, maintain, improve, rebuild, enlarge, alter, manage, and control, directly or through ownership of stock in any corporation, any and all kinds of buildings, houses, stores, offices, shops, warehouses, factories, mills, machinery, and plants, and any and all other structures and erections that may, at any time, be necessary, useful, or advantageous for the purpose of the Corporation.

(F) To take, purchase, or otherwise acquire, and to hold and own such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may be lawfully acquired and held by a corporation under the laws of the State of Georgia.

(G) To sell, assign, convey, exchange, lease, and otherwise deal and dispose of, such real and personal property, lands, buildings, chattels, chattels real, rights easements, privileges, choses in actions, notes, bonds, mortgages and securities, as may lawfully be acquired, held and disposed of by a corporation under the laws of the State of Georgia.

(H) To do and perform any and all activities in connection with, or incidental to, the conduct of the business aforesaid or ordinarily engaged in by businesses of a related character.

(I) To acquire for investment, or for sale, or otherwise, land contracts for the purpose of the sale of land, building improvements, and any other real property, of any kind or any interest therein, whatsoever, and as the consideration for same, to pay cash or to issue the capital stock, debenture bonds, mortgage bonds or other obligations of the Corporation; to sell, convey, lease, mortgage, deed of trust, turn to account, or otherwise deal, in and with, all or any part of the property of the Corporation; to make and obtain loans upon real estate, improved or unimproved, and upon personal property giving or taking evidence of indebtedness and securing the payment thereof by mortgage, trustee, pledge, or otherwise; to enter into contracts to buy or to sell any property real or personal; to buy and sell mortgages, trustees, contracts, and evidences of indebtedness; to purchase or otherwise acquire, for the purpose of holding or disposing of same, real or personal property, of every kind and description, including the goodwill, stock, rights, and property of any person, firm, association or corporation, paying for the same in cash, stock or bonds of the Corporation, and to draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants, bonds, debentures, and other negotiable transferable instruments or obligations of the corporation, from time to time, and for any of the purposes or objects of the corporation, without restriction or limitation as to the amount.

(J) To do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any of the powers herein set forth, either alone, or in conjunction with other corporations, firms or individuals, and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to, or growing out of, or connected with, the abovementioned objects, purposes or powers.

(K) To carry on any business, whatsoever, that this Corporation may deem proper or convenient in connection with any of the aforegoing purposes, or otherwise, or that it may deem calculated, directly or indirectly, to improve the interest of this Corporation.

(L) To have and to exercise all of the powers conferred by the laws of the State of Georgia under the laws pursuant to and under which this Corporation is formed, and in particular, to be vested with all of the rights and powers now, or hereafter given, and to do any and all things which may be needful or proper in the operation of the above described business or businesses, and that the Corporation shall have all the powers enumerated in O.C.G.A. §14-2-301, et. seq., and such powers as may hereafter be given.

(M) To do any and all things hereinabove set forth to the same extent, and as fully, as a natural person might or could do, either alone, or in connection with, other persons, firms, associations, or corporations, and in any part of the world.

(N) The aforegoing shall be liberally construed on all of the above powers of the Corporation, and the powers and purposes hereinabove set forth shall in no wise be limited or restricted, but are only in furtherance of, and in addition to, and not in limitation of, the general powers of a corporation.

5.

The Corporation shall have the authority to issue 500,000 shares of common stock at $1.00 par value.

6.

The Corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock. The Corporation shall be authorized to issue additional shares up to the maximum sum above stated, and thereafter, from time to time, reduce the amount of capital outstanding, subject to any limitations provided by law.

7.

The initial registered office of the Corporation shall be at 1709A Manchester Expressway, Columbus, Muscogee County, Georgia 31904, with the initial registered agent for the Corporation at such address to be Clifton Lewis.

8.

The mailing address of the initial principal office of the Corporation is 1709A Manchester Expressway, Columbus, Muscogee County, Georgia 31904.

9.

The Corporation’s initial Board of Directors shall consist of two (2) members:

Tracy Young

10 Cedar Point

Savannah, GA 31405

Clifton Lewis

7988 Big Creek Court

Columbus, GA 31904

10.

The name and address of the Incorporator is:

Clifton Lewis

7988 Big Creek Court

Columbus, GA 31904

11.

None of the holders of shares of common stock of the Corporation shall be entitled, as a matter of right, to acquire any new or additional shares of capital stock of the Corporation of any class, or any options or warrants for such new or additional shares.

12.

The Corporation shall be authorized to issue its common stock pursuant to such prior plans as it may, from time to time, adopt in accordance with the provisions of Section 1244 of the Internal Revenue Code of 1986, as amended, and the Board of Directors of the Corporation shall be authorized to adopt the initial plan for the issuance of such common stock at its first organizational meeting.

13.

No director shall be personally liable to the Corporation or its shareholders for monetary damages or breach of duty of care or other duty as a director except: (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in O.C.G.A. §14-2-850, et. seq. of the Georgia Business Corporation Code, and any successive provisions; or (iv) for any transaction from which the director derived an improper personal benefit.

14.

Under the circumstances described in and to the extent permitted by O.C.G.A. §14-2-850 et. seq., as heretofore and hereafter amended, the Corporation shall fully indemnify and otherwise protect its officers, directors, employees and agents.

15.

Your Petitioner attaches hereto and makes a part hereof, the Certificate required under O.C.G.A. §14-2-201.1(a), together with a copy of the newspaper advertisement required under O.C.G.A. §14-2-201.1(b).

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

/s/ Clifton Lewis
Clifton Lewis,
Incorporator

/s/ JACOB BEIL
JACOB BEIL, Attorney for Incorporator
Suite 301, Heritage Tower
18 - 9th Street
Post Office Box 1126
Columbus, Georgia 31902
(706) 596-9912
State Bar No. 047000